UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 17, 2002
Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1685 38th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333
Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events

On May 17, 2002, Exabyte Corporation ("Exabyte") entered into the Series I Preferred Stock Purchase Agreement (the "Agreement"), attached hereto as an exhibit, with certain investors listed on Schedule A to the Agreement. The Agreement provides for the sale of 6,060,000 shares of Series I Convertible Preferred Stock ("Series I Preferred") at $1.00 per share in two closings. The first closing on May 17, 2002 concerned the sale of 3.9 million shares of Series I Preferred for $3.9. The net proceeds of the first closing are being used for working capital. The second closing for at least 2.5 million shares is subject to stockholder approval.

The Series I Preferred is senior to other Exabyte stock, and each share is convertible into common stock of Exabyte at a conversion price of $.5965, which is subject to adjustment for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series I Preferred. Upon certain conditions noted in the Series I Certificate of Designation (attached hereto as an exhibit), the Series I Preferred will automatically convert into common stock of Exabyte. In no event will conversions of the Series I Preferred issued in the first closing exceed 20% of the outstanding common stock or voting power of Exabyte, until stockholder approval has been obtained for issuances above the 20% threshold.

The Series I Preferred will accrue dividends at a rate of 12% per annum. However, on the earlier of January 1, 2007 or the date of a change in control (as defined in the Series I Certificate of Designation), the dividend rate will increase to 15% per annum.

The Series I Preferred has a preferential liquidation value of the sum of $2 per share plus any unpaid accrued dividends. The liquidation value will increase to $3.00 per share on the earlier of January 1, 2007 or the date of a change in control. If there is a change in control occurring prior to May 17, 2004, such step-up will not be effective until 30 days following the date of such change in control.

On the earlier of May 17, 2003 or the date of a change in control, Exabyte will have the right, but not the obligation, to redeem some or all shares of the then-outstanding Series I Preferred at a price per share equal to the liquidation value. Exabyte may not redeem any shares of Series I Preferred prior to the receipt of stockholder approval of the transactions contemplated by the Agreement. Should Exabyte redeem Series I Preferred, the Agreement provides that the purchasers will receive a warrant to purchase a number of shares of common stock of Exabyte equal to the number of shares issuable upon conversion of the redeemed Series I Preferred, at a per-share price equal to the conversion price in effect on the date of such redemption. The form of warrant is attached hereto as an exhibit.

Each share of Series I Preferred Stock is entitled to a number of votes determined by dividing the original issue price of $1.00 by the closing price of the common stock on May 17, 2002.

In accordance with the Agreement, Exabyte's bylaws have been amended to provide limitations on the grant of stock options, the issuance of conversion or other rights exercisable to purchase common stock, and certain arrangements for the sale of common stock, unless stockholder approval is obtained.

As part of the Series I Preferred sales, after stockholder approval of the transactions under the Agreement, Exabyte will enlarge its board of directors to a total of eight, and one of the investors, Meritage Private Equity Fund, L.P., will be permitted to designate the new director. Meritage currently has a representative on the board as a result of Exabyte's merger with Ecrix Corporation in November 2001. As a result of the first closing, Meritage entities beneficially own 27.2% of Exabyte common stock (including common stock issuable to Meritage entities upon conversion of Series I Preferred and earlier issued Series H Preferred Stock).

The Agreement contains a price protection provision for the Series I Preferred that comes into play if during the period beginning on May 17, 2002 and ending 270 days after the first closing the Company sells or enters into an agreement to sell shares of its common stock, or issues options or other rights to receive shares of common stock, at a price per share that is less than the then-effective conversion price of the Series I Preferred. The difference between the conversion price and the price in the dilutive issuance is payable in cash; or, subject to stockholder approval, alternatively holders of the Series I Preferred Stock may exchange Series I Preferred shares for securities issued in the dilutive issuance at the price reflected in the dilutive issuance.

The Agreement provides the purchasers of Series I Preferred with certain registration rights.

Under the Agreement, the Company has the right for up to the 120-day anniversary of the first closing, to issue all or any portion of the balance of the 10,000,000 authorized shares of Series I Preferred Stock that are not issued pursuant to the Agreement at one or more closings; provided, however, that (1) such additional issuances are on terms no less favorable to Exabyte than those set forth in the Agreement, (2) the issuances are effective pursuant to a purchase agreement substantially identical to the Agreement, and (3) any new investors are reasonably satisfactory to each of the purchasers under the Agreement.

Exabyte intends to hold a special meeting of stockholders to seek approval of the transactions covered by the Agreement and possible sales of additional shares of Series I Preferred up to an aggregate (including those subject to the Agreement) of 10,000,000 shares of Series I Preferred.

A press release of May 17, 2002 by Exabyte regarding the sale of the Series I Preferred in the first closing is attached as an exhibit.

The above summary descriptions of the Agreement and the terms of the Series I Preferred are qualified in their entirety by reference to the Agreement and the Series I Certificate of Designation, each of which are being filed herewith.

SEC MATTERS

In connection with the transactions described above, Exabyte will be filing a proxy statement with the Securities and Exchange Commission. Stockholders of Exabyte are urged to read the proxy statement when it becomes available because it will contain important information regarding these transactions. Investors and shareholders may obtain a free copy of the proxy statement when it becomes available at the SEC's website at www.sec.gov or at Exabyte's website at www.Exabyte.com.

Exabyte, its Board of Directors, executive officers and employees, and certain other persons, may be deemed to be participants in the solicitation of proxies of Exabyte stockholders to approve the transactions under the Series I Preferred Stock Purchase Agreement. These individuals may have interests in the transactions, including as a result of acquiring Series I Preferred or holding options or other shares of Exabyte. Information concerning these individuals and their interests in the transactions and the participants in the solicitation will be contained in the proxy statement to be filed with the Securities and Exchange Commission in connection with the transactions.

Exabyte's Series I Preferred has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States unless registered under such act or eligible for an exemption from registration.

Item 7. Financial Statements and Exhibits

The following exhibits are filed herewith:

10.1	Series I Preferred Stock Purchase Agreement, dated May 17, 2002, by and among Exabyte Corporation and the purchasers listed on Schedule A thereto.
10.2	Series I Certificate of Designation.
10.3	Form of Common Stock Purchase Warrant.
99.1	Press Release dated May 17, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	May 17, 2002	By	/s/ Stephen F. Smith
Stephen F. Smith
Vice President, General Counsel & Secretary

EXHIBIT INDEX

10.1	Series I Preferred Stock Purchase Agreement, dated May 17, 2002, by and among Exabyte Corporation and the purchasers listed on Schedule A thereto.
10.2	Series I Certificate of Designation.
10.3	Form of Common Stock Purchase Warrant.
99.1	Press Release dated May 17, 2002